                                GLOBAL SIGNAL INC
              CALCULATION OF NON-GAAP MEASUREMENT FINANCIAL RATIOS

This table is being provided to calculate the non-GAAP ratio of debt to EBITDA.

                                         YEAR ENDED          TWELVE MONTHS ENDED
                                      DECEMBER 31, 2003         MARCH 31, 2004
                                    --------------------    --------------------
                                                   (in thousands)

EBITDA (1)                                 $     82,040             $    73,102
Net income                                 $     18,036             $     8,068
Total debt                                 $    264,251             $   447,855

Ratio of total debt to EBITDA                       3.2                     6.1
Ratio of total debt to net income                  14.7                    55.5

(1) The following reconciles EBITDA to net income for these periods:

Net income                                 $     18,036             $     8,068
   Interest expense, net                         20,352                  20,725
   Income tax benefit                              (665)                   (578)
   Depreciation and amortization                 44,317                  44,887
                                           ------------             -----------
EBITDA                                     $     82,040             $    73,102
                                           ============             ===========